Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS
Revenue up 25% to $724 million
Comparable sales increase 20%, or 19% on a constant dollar basis
Diluted EPS of $0.71 for the second quarter
Vancouver, British Columbia – August 30, 2018 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the second quarter ended July 29, 2018.
Glenn Murphy, Chairman of the Board, commented: "We are very pleased with the consistent performance of our business. On behalf of the Board, I want to welcome Calvin McDonald to lululemon and thank our management team for delivering these incredible results."
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the costs incurred in connection with the restructuring of the Company's ivivva operations in second quarter of fiscal 2017, and their related tax effects.
For the second quarter ended July 29, 2018:

•	Net revenue was $723.5 million, an increase of 25% compared to the second quarter of fiscal 2017. On a constant dollar basis, net revenue increased 24%.

•	Total comparable sales increased 20%, or increased 19% on a constant dollar basis.

–	Comparable store sales increased 10%, or increased 10% on a constant dollar basis.

–
Direct to consumer net revenue increased 48%, or increased 47% on a constant dollar basis. During the second quarter of fiscal 2017, we held an online warehouse sale. Excluding the impact of this sale, direct to consumer net revenue increased 66%, or increased 65% on a constant dollar basis.

•	Gross profit was $396.2 million, an increase of 33% compared to the second quarter of fiscal 2017. Gross profit increased 32% compared to adjusted gross profit for the second quarter of fiscal 2017.

•
Gross margin was 54.8%, an increase of 360 basis points compared to the second quarter of fiscal 2017. Gross margin increased 320 basis points compared to adjusted gross margin for the second quarter of fiscal 2017.

•
Income from operations was $134.2 million, an increase of 95% compared to the second quarter of fiscal 2017. Income from operations increased 81% compared to adjusted income from operations for the second quarter of fiscal 2017.

•
Operating margin was 18.5%, an increase of 670 basis points compared to the second quarter of fiscal 2017. Operating margin increased 570 basis points compared to adjusted operating margin for the second quarter of fiscal 2017.

•
Income tax expense was $40.0 million compared to $20.8 million in the second quarter of fiscal 2017 and the effective tax rate was 29.5% compared to 29.9%. The adjusted effective tax rate in the second quarter of fiscal 2017 was 29.6%.

•	Diluted earnings per share were $0.71 compared to $0.36 in the second quarter of fiscal 2017. Adjusted diluted earnings per share for the second quarter of fiscal 2017 were $0.39.

•	The Company repurchased 3.4 million shares of its own common stock at an average cost of $121.08 per share.
The Company ended the second quarter of fiscal 2018 with $777.8 million in cash and cash equivalents compared to $721.2 million at the end of the second quarter of fiscal 2017. Inventories at the end of the second quarter of fiscal 2018 increased 24% to $392.7 million compared to $316.4 million at the end of the second quarter of fiscal 2017. The Company ended the quarter with 415 stores.
Stuart Haselden, Chief Operating Officer, commented: "We’re pleased to see the great results of Q2 across all parts of our business now extending into the current quarter. This ongoing success positions us to achieve our 2020 goals and beyond. Above all, we want to thank our educators and teams around the world who make this possible."
Calvin McDonald, Chief Executive Officer, also noted: "I’m excited to work with the leadership team to build upon this considerable success. We have an incredible growth trajectory in front of us, given the strength of the brand and our people."

Updated Outlook
For the third quarter of fiscal 2018, we expect net revenue to be in the range of $720 million to $730 million based on a total comparable sales increase in the low teens on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.65 to $0.67 for the quarter. This guidance assumes 133.0 million diluted weighted-average shares outstanding and a 30% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any adjustments which may be recognized in connection with the U.S tax reform.
For the full fiscal 2018, we now expect net revenue to be in the range of $3.185 billion to $3.235 billion based on a total comparable sales increase in the low teens on a constant dollar basis. Diluted earnings per share are expected to be in the range of $3.45 to $3.53 for the full year. This guidance assumes 134.0 million diluted weighted-average shares outstanding and a 30% tax rate. The guidance does not reflect potential future repurchases of the Company's shares or any adjustments which may be recognized in connection with the U.S tax reform. Fiscal 2018 is a 53 week year.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, August 30, 2018, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, creating transformational products and experiences which enable people to live a life they love. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, Asia total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale, and the adjusted financial results are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, Asia total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, income tax expense, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the restructuring of our ivivva operations and its related tax effects. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits/Caitlin Morahan
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124

or

Brunswick Group
Ash Spiegelberg
1-214-254-3790

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Two Quarters Ended
	July 29, 2018	July 30, 2017	July 29, 2018	July 30, 2017
Net revenue	$723,500	$581,054	$1,373,206	$1,101,361
Costs of goods sold	327,306	283,632	632,279	547,044
Gross profit	396,194	297,422	740,927	554,317
As a percent of net revenue	54.8%	51.2%	54.0%	50.3%
Selling, general and administrative expenses	261,986	225,524	502,414	424,665
As a percent of net revenue	36.2%	38.8%	36.6%	38.6%
Asset impairments and restructuring costs	—	3,186	—	15,517
As a percent of net revenue	—%	0.6%	—%	1.3%
Income from operations	134,208	68,712	238,513	114,135
As a percent of net revenue	18.5%	11.8%	17.4%	10.4%
Other income (expense), net	1,591	812	4,509	1,719
Income before income tax expense	135,799	69,524	243,022	115,854
Income tax expense	40,029	20,813	72,099	35,897
Net income	$95,770	$48,711	$170,923	$79,957

Basic earnings per share	$0.71	$0.36	$1.27	$0.59
Diluted earnings per share	$0.71	$0.36	$1.26	$0.58
Basic weighted-average shares outstanding	133,986	136,171	134,744	136,604
Diluted weighted-average shares outstanding	134,530	136,303	135,230	136,747

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	July 29, 2018	January 28, 2018	July 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$777,841	$990,501	$721,212
Inventories	392,672	329,562	316,368
Prepaid and receivable income taxes	62,203	48,948	66,161
Other current assets	75,321	67,271	67,281
Total current assets	1,308,037	1,436,282	1,171,022
Property and equipment, net	487,546	473,642	426,961
Goodwill and intangible assets, net	24,255	24,679	24,749
Deferred income taxes and other non-current assets	61,319	63,880	64,191
Total assets	$1,881,157	$1,998,483	$1,686,923
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$110,523	$24,646	$19,049
Accrued inventory liabilities	12,597	13,027	21,292
Accrued compensation and related expenses	62,794	70,141	47,920
Current income taxes payable	3,021	15,700	6,519
Unredeemed gift card liability	64,420	82,668	56,170
Revolving credit facility	100,000	—	—
Other current liabilities	95,806	86,416	73,341
Total current liabilities	449,161	292,598	224,291
Non-current income taxes payable	44,078	48,268	—
Deferred income tax liability	1,582	1,336	7,668
Other non-current liabilities	66,121	59,321	57,155
Stockholders' equity	1,320,215	1,596,960	1,397,809
Total liabilities and stockholders' equity	$1,881,157	$1,998,483	$1,686,923

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Two Quarters Ended
	July 29, 2018	July 30, 2017
Cash flows from operating activities
Net income	$170,923	$79,957
Adjustments to reconcile net income to net cash provided by operating activities	39,103	22,081
Net cash provided by operating activities	210,026	102,038
Net cash used in investing activities	(89,292)	(49,889)
Net cash used in financing activities	(300,239)	(91,910)
Effect of exchange rate changes on cash	(33,155)	26,127
Decrease in cash and cash equivalents	(212,660)	(13,634)
Cash and cash equivalents, beginning of period	990,501	734,846
Cash and cash equivalents, end of period	$777,841	$721,212

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, Asia total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale
The below changes in net revenue, total comparable sales, Asia total comparable sales, comparable store sales, direct to consumer net revenue, and direct to consumer net revenue excluding the online warehouse sale show the net change for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017.

	Net Revenue	Total Comparable Sales[1,2]	Asia Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue	Direct to Consumer Net Revenue Excluding the Online Warehouse Sale
Increase	25%	20%	55%	10%	48%	66%
Adjustments due to foreign exchange rate changes	(1)	(1)	(5)	—	(1)	(1)
Increase in constant dollars	24%	19%	50%	10%	47%	65%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the restructuring of our ivivva operations and its related tax effects. Please refer to Note 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about August 30, 2018 for further information on these adjustments.

	Quarter Ended July 29, 2018			Quarter Ended July 30, 2017
	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)	GAAP Results	Restructuring of ivivva Operations Adjustments	Adjusted Results (Non-GAAP)
	(In thousands, except per share amounts)
Gross profit	$396,194	$—	$396,194	$297,422	$2,244	$299,666
Gross margin	54.8%	—%	54.8%	51.2%	0.4%	51.6%
Income from operations	134,208	—	134,208	68,712	5,430	74,142
Operating margin	18.5%	—%	18.5%	11.8%	1.0%	12.8%
Income before income tax expense	135,799	—	135,799	69,524	5,430	74,954
Income tax expense	40,029	—	40,029	20,813	1,390	22,203
Effective tax rate	29.5%	—%	29.5%	29.9%	(0.3)%	29.6%
Diluted earnings per share	$0.71	$—	$0.71	$0.36	$0.03	$0.39

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
3rd Quarter 2017[2]	421	17	50	388
4th Quarter 2017	388	16	—	404
1st Quarter 2018	404	7	—	411
2nd Quarter 2018	411	5	1	415

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
3rd Quarter 2017[2]	1,238	43	89	1,192
4th Quarter 2017	1,192	70	—	1,262
1st Quarter 2018	1,262	15	—	1,277
2nd Quarter 2018	1,277	29	3	1,303
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2The store closures during the third quarter of fiscal 2017 include 48 ivivva branded company-operated stores that closed on August 20, 2017 as part of the restructuring of the Company's ivivva operations. The Company's seven remaining ivivva branded stores remain in operation.
3Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.